SUBLEASE
THIS SUBLEASE (this “Sublease”) is made and entered into this 27th day of May, 2021, by and between CBRE, Inc., a Delaware corporation (“Sublandlord”), and Praxis Precision Medicines, Inc., a Delaware corporation (“Subtenant”).
RECITALS
A.    The predecessor-in-interest to TREA 99 HIGH STREET LLC, a Delaware limited liability company (“Master Landlord”) and the predecessor-in-interest to Sublandlord entered into that certain Lease originally dated as of October 8, 2015 (the “Original Lease”), as amended by that certain Assignment and Assumption of Lease and Landlord's Consent and Amendment of Lease, dated as of March 23, 2018, that certain Second Amendment to Lease dated as of March 7, 2019 (the “Second Amendment”), that certain Third Amendment to Lease dated as of September 11, 2019 (the “Third Amendment”), that certain Fourth Amendment to Lease dated May 15, 2020 (the “Fourth Amendment”), and that certain letter dated July 27, 2020 (as amended, collectively, the “Master Lease”), for the lease of approximately 25,445 rentable square feet of office space constituting the entire 30th floor (the “Master Premises”) located in the building (as more particularly described in the Lease, the "Building") commonly known as 99 High Street in Boston, Massachusetts. All capitalized words and phrases used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Lease. A true and correct copy of the Master Lease is attached as Exhibit “A” hereto.
B.    Sublandlord and Subtenant desire to provide for a sublease of the Master Premises (the “Premises”) as depicted on Exhibit “B” attached hereto pursuant to the provisions containing approximately 25,445 rentable square feet of office space on the entire 30ths floor located in the Building.
AGREEMENT
NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Sublease; FF&E. Subject and pursuant to the provisions hereof, Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises. Sublandlord agrees to leave in the Premises for Subtenant’s use during the Term the personal property, furniture, fixtures and equipment identified on Exhibit “C” attached hereto (the “FF&E”). Subtenant accepts such FF&E in its “as-is”, “where is” condition, “with all faults” and Sublandlord makes no representation or warranty about the fitness of such FF&E, whether express or implied, of any kind or nature. Subtenant agrees to maintain the FF&E in good condition and repair.
2.Term. The term of this Sublease shall be for approximately fifty-eight (58) months (the “Term”) commencing on the date (the “Commencement Date”) which is the later of (a) the date Sublease documents are executed and all necessary consents to this Sublease are obtained, including, without limitation any consents required pursuant to the Master Lease and (b) May 1, 2021 (the “Start Date”), and shall continue until January 31, 2026 (the “Expiration Date”), unless sooner terminated pursuant to the provisions hereof.
Notwithstanding any provision to the contrary contained herein, if for any reason the Commencement Date shall not occur or Sublandlord shall not deliver possession of the Premises to Subtenant on or after the Start Date, Sublandlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder or extend the Term.
3.Rent.
3.1Base Rent. During each month of the Term of this Sublease, Subtenant shall pay as rent for the Premises (“Base Rent”) as follows:

Months	Monthly Base Rent	Annual Base Rent
1/1/2022 – 12/31/2022	$103,900.42	$1,246,805.00
1/1/2023 – 12/31/2023	$106,020.83	$1,272,250.00
1/1/2024 – 12/31/2024	$108,141.25	$1,297,695.00
1/1/2025 – 12/31/2025	$110,261.67	$1,323,140.00

1/1/2026 – 2/28/2026	$112,382.08	$1,348,585.00

Except as expressly set forth herein, Base Rent shall be paid to Sublandlord without demand, deduction, set-off or counterclaim, in advance on the first day of each calendar month during the Term of this Sublease, and in the event of a partial rental month, Base Rent shall be prorated on the basis of a thirty (30) day month. Subtenant shall pay to Sublandlord upon the execution hereof the first full monthly installment of Basic Rent. Notwithstanding anything contained in this Sublease to the contrary, in the event the Premises is not made available to Subtenant until after May 1, 2021, Subtenant’s obligation to commence paying Base Rent pursuant to the above referenced table shall be delayed on a day-for-day basis until the Premises is made available to Subtenant. For illustration purposes, if Sublandlord does not make the Premises available to Subtenant until May 20, 2021, Base Rent shall not commence until January 20, 2022.
3.2Operating Costs And Expenses.
3.2.1Subtenant shall have no obligation to pay to Sublandlord any Operating Expenses and Real Estate Taxes (as those terms are defined in the Master Lease); provided, however, Subtenant shall be responsible for the electricity costs associated with electricity usage for the Premises. In addition, if Subtenant shall procure additional services under the Lease, or if additional rent or other sums are incurred for Subtenant’s sole benefit, including but not limited to (i) after-hours HVAC charges and excess electrical consumption charges, extra janitorial services, or repairs and replacements to the Premises caused or permitted by Subtenant, and (ii) any and all charges of Master Landlord or other amounts payable to Master Landlord under the Master Lease caused by Subtenant’s failure to perform its obligations under this Sublease. Subtenant agrees to arrange for such costs and expenses to be paid directly to Master Landlord; provided, however, if Master Landlord does not permit such a direct payment arrangement for said costs and expenses with Subtenant (and instead requires that Sublandlord pay Master Landlord directly for such costs and expenses), such amounts shall be payable by Subtenant to Sublandlord within twenty (20) days of Sublandlord’s written demand therefor, which demand shall be accompanied by copies of Master Landlord’s bills with respect thereto (if the same shall have been previously delivered to Sublandlord).
3.2.2All forms of additional rent and any other amounts payable by Subtenant to Sublandlord shall be payable by Subtenant without notice (except as expressly provided to the contrary herein), demand, deduction, offset or abatement in lawful money of the United States to Sublandlord at such places and to such persons as Sublandlord may direct. All such amounts, together with Base Rent, are collectively referred to herein as “Rent.”
3.2.3If any installment or other payment of Rent is paid to Sublandlord more than three (3) business days after such payment is due, such unpaid amount shall bear interest, from the due date thereof to the date of payment, at the lower of (i) 12% per annum, or (ii) the maximum legal rate of interest permitted from time to time under law to be charged. In addition, if any installment of Rent is not paid by Subtenant to Sublandlord within three (3) business days of the date due hereunder, Subtenant shall, within ten (10) days of Sublandlord’s written demand therefor, pay to Sublandlord a late charge equal to five percent (5%) of the overdue Rent; provided, however, Sublandlord agrees to waive one-time during the first twelve (12) months of the Term such late fee. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of such late payment by Subtenant. All interest and late charges accrued under this Section shall be deemed to be additional rent payable hereunder.
4.Security Deposit.

4.1Concurrently with the parties’ execution of this Sublease, Subtenant shall deposit with Sublandlord upon Subtenant’s execution hereof $415,601.68 (“Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder in the form of a letter of credit as more particularly identified below. If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, all beyond applicable notice and cure periods, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of Rent or any other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its full amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts and the Security Deposit shall not bear interest. At the expiration or earlier termination of the Term hereof and following performance of all of Subtenant’s obligations hereunder (including, without limitation, vacation of the Premises in accordance with the provisions hereof), the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without payment of interest or other incurment for its use to Subtenant (or at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder). No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Any deposit under the Master Lease which may be returned by the Master Landlord shall be the property of Sublandlord.
4.2In lieu of the cash security required by this Sublease, Subtenant shall provide to Sublandlord an irrevocable transferrable letter of credit (the “Letter of Credit”) in the amount of the Security Deposit in form annexed hereto as Exhibit E and issued by a financial institution reasonably approved by Sublandlord. The parties acknowledge that Silicon Valley Bank shall be an approved issuer for purposes of this Article 4. Sublandlord shall have the right, in the event of a default of Subtenant beyond any applicable notice and cure periods, and regardless of the exercise of any other remedy the Sublandlord may have by reason of a default, to draw upon the Letter of Credit to cure any default beyond any applicable notice and cure periods of Subtenant or for any purpose authorized by section 4.1 of this Sublease and if Sublandlord does so, Subtenant shall, within ten (10) days of Sublandlord’s written demand, additionally fund the Letter of Credit with the amount so drawn so that Sublandlord shall have the full deposit on hand at all times during the Term and for a period of sixty (60) days' thereafter. In the event of a sale or other transfer of Sublandlord’s interest in this Sublease, Sublandlord shall transfer the security to such transferee.
4.3The Letter of Credit shall expire not earlier than sixty (60) days after the Expiration Date. Upon Sublandlord's prior consent, the Letter of Credit may be of the type which is automatically renewed on an annual basis (“Annual Renewal Date”), provided however, in such event Subtenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term and for a period of sixty (60) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (i.e., Sublandlord) sixty (60) days' advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.
4.4In the event Subtenant shall fail to deliver to Sublandlord a substitute irrevocable Letter of Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Sublease. Sublandlord may, in its discretion treat this the same as a default in the payment of Rent or any other default and pursue the appropriate remedy following any applicable notice and cure periods. In addition, and not in limitation, Sublandlord shall be permitted to draw upon the Letter of Credit as in the case of any other default (beyond any applicable notice and cure periods) by Subtenant under this Sublease.
5.Use. Subtenant shall use and occupy the Premises only for general office purposes and for any other purposes permitted pursuant to Section 6(a) of the Original lease and no other purpose.
6.Parking.
6.1Grant. To the extent assignable under the Master Lease and subject to the provisions of this Section 6, Subtenant shall have the right to sublease six (6) monthly parking contracts for automobile parking in the parking facilities described in the Master Lease (the “Parking Facilities”) (the “Building Parking Privileges”) during the Term; provided, however, in the event Master Landlord shall reduce the number of Building Parking Privileges made available to Sublandlord by Master Landlord from time to time during the Term, Sublandlord shall have the right, effective upon written notice to Subtenant, to reduce the number of Building Parking Privileges available to Subtenant on a basis proportionate to the reduction in Sublandlord’s Building Parking Privileges. Such Building Parking Privileges shall be for unassigned spaces in the Parking Facilities. If Subtenant requires use of extra parking spaces in the Parking Facilities during the Term, Subtenant shall contract directly with Master Landlord for such parking spaces, which shall be outside the scope of this Sublease.
6.2Charges And Compliance. Subtenant shall (a) promptly pay when due (and in any event not later than thirty (30) days following billing therefor) all monthly rent, taxes (if any), and other charges charged by the Master Landlord or the operator of the Parking Facilities, as the case may be, for all Building Parking Privileges subleased to Subtenant and (b) strictly comply (and cause each of its employees using such privileges to strictly comply) with all rules, regulations and requirements of Master Landlord and the operator of the Parking Facilities with respect to use of the Parking Facilities, parking spaces therein and other matters relating thereto.
7.Subtenant Signage. Subtenant, shall not, without Sublandlord’s and Master Landlord’s prior written consent, have the right to any signage or identification visible from the entrance of the Premises. All signage of Subtenant, if any shall (i) be subject to the terms of the Master Lease, Sublandlord’s reasonable approval and Master Landlord’s approval as to design, materials, size and location, and (ii) be undertaken at Subtenant’s sole cost and expense, including, without limitation, all costs of installation, maintenance, repair, restoration and removal. Subtenant hereby agrees for the benefit of Sublandlord and Master Landlord (as an express intended third party beneficiary) that (a) other than as expressly and specifically agreed to in writing by Master Landlord, no act, consent, approval or omission of Master Landlord pursuant to this Section 7 shall (i) constitute any form of recognition of Subtenant as the direct tenant of Master Landlord, (ii) create any form of contractual duty or obligation on the part of Master Landlord in favor of Subtenant or (iii) waive, affect or prejudice in any way Master Landlord’s right to treat this Sublease and Subtenant’s rights to the Premises as being terminated upon any termination of the Master Lease, and (b) Master Landlord shall have the absolute right to evict Subtenant, and all parties holding under Subtenant, from the Premises upon any termination of the Master Lease.
8.Broker Commissions. Subtenant warrants and represents that Subtenant has had no dealings with any brokers or agents in connection with the Premises or this Sublease and shall indemnify, defend and hold Sublandlord and Master Landlord free and harmless from and against any claim, loss, damage, liability, obligation, cost or expense, including attorneys’ fees suffered, incurred or asserted against Sublandlord or Master Landlord by any other broker or party relying in any way on any act by or relationship with Subtenant.
9.Condition Of Premises. Subtenant has inspected the Premises and all improvements located therein, and has agreed to accept the Premises in an “AS-IS”, “WHERE IS” condition, “WITH ALL FAULTS”, in its condition existing as of the date of this Sublease subject to all applicable municipal, county, state and federal laws, ordinances and regulations governing and regulating the use and occupancy of the Premises, and accepts the Sublease subject thereto and to all matters disclosed thereby, without warranty or representation, express or implied, concerning the same. Except as expressly set forth herein, under no circumstances shall Subtenant be entitled to any free rent period, construction allowance, tenant improvements or other work to the Premises, or any other such economic incentives in connection with the Master Lease or this Sublease.
10.Master Lease.
10.1Compliance With The Master Lease. Except as otherwise expressly provided herein, during the Term and for all subsequent periods with respect to obligations arising prior to the termination of this Sublease, Subtenant shall comply with and perform, for the benefit of Master Landlord and Sublandlord, all of the terms, covenants, conditions and obligations of the “Tenant” under the Master Lease allocable or applicable to the Premises. Except as otherwise expressly provided hereunder, or as the context of this Sublease directly indicates otherwise, all of the obligations imposed on the “Tenant” under the Master Lease with respect to the Premises are hereby imposed on Subtenant and all of the rights granted to the “Landlord” under the Master Lease with respect to the Premises are hereby granted hereunder to Sublandlord. Subtenant acknowledges that it has read the attached copy of the Master Lease and agrees that this Sublease is in all respects subject and subordinate to any mortgage, deed, deed of trust, ground lease or other instrument now or hereafter encumbering the Building or the land on which it is located, to the terms and conditions of the Master Lease and to the matters to which the Master Lease, including any amendments thereto, is or shall be subordinate. Notwithstanding the foregoing:
10.1.1Sublandlord agrees that Subtenant shall be entitled to receive all services, utilities, repairs and restorations to be provided by Master Landlord to Sublandlord under the Master Lease with respect to the Premises. Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which the Master Landlord is required to provide under the Master Lease. The parties contemplate that Master Landlord will perform its obligations under the Master Lease and in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord to perform its obligations under the Master Lease and take appropriate action to enforce the Master Lease. Sublandlord agrees that if under the Master Lease any right or remedy of Sublandlord or any duty or obligation of Master Landlord is subject to or conditioned upon Sublandlord making any demand upon Master Landlord or giving any notice or request to Master Landlord then, if Subtenant shall so request, Sublandlord, at Subtenant’s expense, shall make such demand or give such notice or request on Sublandlord’s behalf, except that Sublandlord shall not be required to do so with respect to any act or thing as to which Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval.
10.1.2Whenever any provision of the Master Lease specifies a time period in connection with the performance of any liability or obligation by Subtenant or any notice period or other time condition to the exercise of any right or remedy by Sublandlord hereunder, such time period shall be shortened in each instance by three (3) business days for the purposes of incorporation into this Sublease; provided, however, in no event shall Subtenant have less than three (3) business days with which to cure any monetary defaults. Any default notice or other notice of any obligations (including any billing or invoice for any rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord.
10.1.3Subtenant shall not do, permit or suffer any act, occurrence or omission which if done, permitted or suffered by Sublandlord would be (with notice, the passage of time or both) in violation of or a default by the “Tenant” under the Master Lease, or could lead in any respect to the termination of the Master Lease. If Subtenant shall default in the performance of any of its obligations under this Sublease, other than its obligation to pay rent to Sublandlord, Sublandlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant, without notice in a case of emergency and, in all other cases, if the default continues after three (3) days from the date of written notice thereof from Sublandlord. For avoidance of doubt, Subtenant’s failure to pay Rent as and when due under this Sublease shall be a default which shall entitle Sublandlord to all remedies available to (i) Sublandlord at law, at equity, or pursuant to this Sublease, and (ii) to Master Landlord under the Master Lease.
10.1.4Sublandlord covenants and agrees that Sublandlord: (i) shall cause all rent to be paid under the Master Lease as and when due and payable under the Master Lease, except to the extent Subtenant has failed to timely pay rent under this Sublease to Sublandlord; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Master Lease to be observed and performed by Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder and except to the extent Subtenant’s actions or inactions are not the cause of Sublandlord’s failure to so comply; (iii) shall not voluntarily terminate the Master Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Master Lease and shall not amend the Master Lease in a manner adverse to Subtenant in any material respect; (iv) shall not take any action or fail to perform any act that results in a breach or default under the Master Lease to the extent any such failure to perform such act (A) is not the result of any action or inaction by Subtenant, and (B) adversely affects the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Master Landlord to Sublandlord under the Master Lease with respect to the Premises or the ability of Subtenant to seek or obtain the approval or consent of Master Landlord or the right of Subtenant to use and occupy the Subleased Premises for the purposes set forth in this Sublease.
10.2Incorporation By Reference. Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 10.2, all of the terms, covenants and conditions of the Master Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” (and other defined terms containing the term “Landlord” or any derivative thereof) as used in the Master Lease, and subject to the limitations of Sublandlord’s responsibilities to Subtenant under the Master Lease set forth in Section 10.1 of this Sublease, shall refer to Sublandlord; (iii) the term “Tenant” (and other defined terms containing the term “Tenant” or any derivative thereof) as used in the Master Lease shall refer to Subtenant; (iv) the terms “Term” as used in the Master Lease shall refer to the Term defined herein; (v) the term “Expiration Date” as used in the Master Lease shall mean the Expiration Date of this Sublease; (vi) the term “Premises,” as used in the Master Lease shall refer to the Premises; and (vii) the term “Base Rent” and as used in the Master Lease shall refer to the Base Rent due under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant. Notwithstanding any provision of this Sublease to the contrary, no portion of the following provisions of the Master Lease shall be incorporated into this Sublease:
Definitions of “Tenant’s Proportionate Share”, “First Month’s Base Rent Payable Upon Execution”, “Letter of Credit Amount”, “Base Year for Operating Expenses”, “Base Year for Real Estate

Taxes”, “Rent Commencement Date”, “Scheduled Commencement Date”, “Brokers”, and “Landlord’s Contribution”, Section 1(c), the second sentence of Section 2(b), the second sentence of Section 2(d), Section 3, any reference to “Demolition Work” in Section 4(a), Sections 4(d), 4(e), 8(d), 17, 19(k), 19(y), 19(d)(d), 20, 21; and Exhibits E, F, G, and I, all within the Original Lease.
All provisions of the Second Amendment except for Section 6.
The entire Third Amendment.
The entire Fourth Amendment.
10.3Default And/Or Termination Of Master Lease.
10.3.1In the event of a default by Sublandlord as tenant under the Master Lease resulting in termination, reentry or dispossession thereunder, within thirty (30) days after such termination, reentry or dispossession, Master Landlord may, at its election, which election shall be made in its sole and absolute discretion, notify Subtenant that Master Landlord has taken over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall thereupon, at the request of the Master Landlord, attorn to and recognize Master Landlord as Sublandlord under the terms and conditions of this Sublease. If Master Landlord notifies Subtenant that Master Landlord has elected not to take over the Sublease, or Master Landlord fails to provide any notice to Subtenant within the aforesaid thirty (30) day period, then the Sublease shall terminate as of the date of expiration of such thirty (30) day period, at which time Subtenant shall vacate the Premises in accordance with the terms hereof.
10.3.2If Master Landlord elects to take over the right, title and interest of Sublandlord in accordance with the foregoing, it is understood and agreed that Master Landlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, (ii) be subject to any offset which theretofore accrued to Subtenant against Sublandlord, and (iii) be bound by any previous modification of this Sublease to which it has not consented, or by any previous prepayment of more than one month’s rent except to the extent received by Master Landlord. In such event, Subtenant shall also, promptly upon Master Landlord’s request, execute and deliver all instruments reasonably necessary or appropriate to confirm such attornment and recognition. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of the Lease, to terminate this Sublease or surrender possession of the Premises.
10.3.3From and after the date of any default by Sublandlord resulting in a termination, reentry or dispossession under the Lease, until the date that this Sublease is terminated in accordance with this Section 10.3, Subtenant shall pay all Basic Rent and Additional Rent due under this Sublease directly to Master Landlord and Subtenant shall continue to perform all of its obligations hereunder.
10.3.4Except as otherwise provided in Section 10.3.1 above, if for any reason the term of the Master Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon terminate and Sublandlord shall not be liable to Subtenant by reason thereof for damages or otherwise, except that Sublandlord shall return to Subtenant that portion of any rent paid in advance by Subtenant, if any, which is applicable to the period following the date of such termination.
10.3.5Sublandlord represents and warrants to Subtenant that:
(a)Sublandlord has not received any written notice of default under the Master Lease, except for any defaults that Sublandlord has cured and Master Landlord is no longer claiming to exist, and to the actual knowledge, without any investigation, of Sublandlord, Sublandlord is not in default of any of Sublandlord’s obligations under the Master Lease;
(b)Sublandlord has not sent to Master Landlord any written notice stating that Master Landlord is in default of any of Master Landlord’s obligations under the Master Lease and to the actual knowledge, without any investigation, of Sublandlord, Master Landlord is not in default of any of Master Landlord’s obligations under the Master Lease;
(c)Sublandlord has not received any written notice that any work is required under the Master Lease or by applicable law to be done in the Premises; and

(d)Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Premises.
11.Additional Provisions.
11.1Notices. In the event that Sublandlord or Subtenant shall receive any notice from Master Landlord for any reason pertaining to the Premises, then, within three (3) days from the date of such receipt, such party shall send a copy of such notice to the other party.
The provisions of the Master Lease regarding the giving of notices are hereby amended to add after the name “Tenant” the word “Sublandlord”, and to insert the following:

Notices To Sublandlord:	CBRE, Inc. 2100 McKinney Ave, Suite 900 Dallas, TX 75201 Attention: “Corporate Real Estate”

With a copy to:	CBRE, Inc. 6055 Primacy Pkwy, Ste 300 Memphis, TN 38119 Attn: Portfolio Administration Services Email: PAS_CBREDocs@cbre.com PAS phone 901-620-3000 and fax is 901-339-9671
Notices to Subtenant:	Praxis Precision Medicines, Inc. 99 High Street, 30th Floor Boston, MA 02129 Attention: General Counsel
With a copy (not constituting notice) to:	LegalNotice@praxismedicines.com; and rsahakian@praxismedicines.com
11.2Assignment, Subletting And Encumbrance. Subtenant shall not voluntarily or involuntarily, by operation of law or otherwise, assign, sublet, mortgage or otherwise encumber all or any portion of its interest in this Sublease or in the Premises without obtaining the prior written consent of Sublandlord and Master Landlord with respect thereto, but only to the extent such consent shall be required pursuant to Section 11 of the Original Lease. Provided Master Landlord’s consent is obtained, Sublandlord shall not unreasonably withhold its consent to any proposed sublease; provided, further, however that Sublandlord may require as a condition of granting any such consent that (i) the proposed sublessee demonstrate that its financial resources are sufficient to service its proposed obligations under such sublease, (ii) the nature of the sublessee’s proposed use of the Premises and the sublessee’s reputation shall be reasonably satisfactory to Sublandlord and (iii) Subtenant reaffirms, in form satisfactory to Sublandlord, its continuing liability under the Sublease, including that the Letter of Credit remain in place in favor of Sublandlord throughout the term of this Sublease. Except as provided above, Sublandlord may withhold in its sole and absolute discretion its consent to any assignment, mortgage, encumbrance or other transfer of this Sublease. Any assignment, subletting, mortgage or other encumbrance attempted by Subtenant to which Sublandlord and/or Master Landlord has not consented in writing pursuant to the provisions hereof shall be null and void and of no effect.
11.3Alterations.
11.3.1Alterations and Improvements By Subtenant. Except to the extent Subtenant shall be entitled to perform the same without consent in accordance with Section 4(f) of the Original Lease, Subtenant shall not make any alterations, additions or improvements to the Premises (collectively, “Alterations”) without first (i) obtaining the written approval of such Alterations from each of Master Landlord and Sublandlord (all in accordance with Section 4(f) of the Original Lease) and (ii) otherwise complying with all provisions of the Master Lease applicable to such Alteration. Master Landlord and Sublandlord may grant or withhold its approval to any such Alterations, and may impose any conditions with respect thereto, all in accordance with Section 4(f) of the Original Lease. All such Alterations shall be constructed only after necessary permits, licenses and approvals have been obtained from appropriate governmental agencies and all improvements shall be constructed as to conform to all relevant codes, regulations, and ordinances. All such Alterations shall be made at Subtenant’s sole cost and shall be diligently prosecuted to completion. Any contractor or person making such Alterations shall first be approved in writing by Sublandlord, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in the Master Lease, in no event shall Subtenant be required to remove any alterations or improvements existing in the Premises as of the Commencement Date. Subtenant shall permit no mechanics’ or other liens to be recorded against the Premises. Should a lien be made or filed against the Premises or real property on which the Premises are situated, Subtenant at its sole cost, shall bond against or discharge said lien within ten (10) days after Sublandlord’s or Master Landlord’s written request to do so.
11.3.2Removal of Personal Property. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, owned or installed by Subtenant at its expense in the Premises shall be and remain the property of Subtenant and may be removed by Subtenant at any time, provided that Subtenant, at its expense, shall repair any damage to the Premises caused by such removal or by the original installation. Sublandlord may elect to require Subtenant to remove all or any part of the aforementioned property at the expiration or sooner termination of the Sublease, in which event such removal shall be done at Subtenant’s expense, and Subtenant shall at its own expense repair any damage to the Premises caused by such removal and/or installation prior to the termination of this Sublease and otherwise leave the Premises in the condition required pursuant to the Master Lease. Except as otherwise set forth in this Sublease, all articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions provided by Sublandlord, including the FF&E, shall remain the property of Sublandlord, and Subtenant shall not remove any of them from the Premises without the prior written consent of Sublandlord.
11.4Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease, with or without the express or implied consent of Sublandlord, then at the option of Sublandlord, Subtenant shall become and be only a month-to-month tenant at a rent equal to Two Hundred Percent (200%) of the Rent payable by Subtenant immediately prior to such expiration or termination, and otherwise upon the terms, covenants and conditions herein specified. Notwithstanding any provision to the contrary contained herein, (i) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Premises upon the expiration of the Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Subtenant and/or collect damages in connection with any such holding over, and (ii) Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, attorneys’ fees incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Premises on the expiration or earlier termination of this Sublease in accordance with the provisions of this Sublease.
11.5Estoppel Certificate. At any time and from time to time, Subtenant shall within ten (10) days of Sublandlord’s written request to do so, execute, acknowledge and deliver to Sublandlord, promptly upon request, a certificate certifying (a) that this Sublease is unmodified and in full force and effect (or, if there have been modifications, that this Sublease is in full force and effect, as modified, and stating the date and nature of each modification), (b) the date, if any, to which Rent and other sums payable hereunder have been paid, (c) that no notice has been received by Subtenant of any default which has not been cured, except as to defaults specified in said certificate, and (d) such other matters as may be reasonably requested by Sublandlord.
11.6Waiver. The waiver of Sublandlord or Subtenant of any agreement, condition or provision contained herein or any provision incorporated herein by reference shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Sublandlord or Subtenant, as applicable, to insist upon the performance by the non-performing party in strict accordance with said terms. The subsequent acceptance of Rent hereunder by Sublandlord shall not be deemed to be a waiver of any preceding breach by Subtenant of any agreement or condition of this Sublease or the same incorporated herein by reference, other than the failure of Subtenant to pay the particular Rent so accepted, regardless of Sublandlord’s knowledge of such preceding breach at the time of acceptance of such Rent.
11.7Complete Agreement. There are no oral agreements between Sublandlord and Subtenant affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Sublandlord and Subtenant or displayed by Sublandlord, its agents or real estate brokers to Subtenant with respect to the subject matter of this Sublease, the Premises or the Building. There are no representations between Sublandlord and Subtenant other than those contained in or incorporated by reference into this Sublease.

11.8Insurance. In addition to the obligations set forth in the Master Lease, Subtenant shall comply with the requirements set forth in Exhibit “D” attached hereto. The parties specifically acknowledge the waiver of subrogation contained in Section 8(e) is incorporated by reference as if the “Landlord” were Sublandlord and “Tenant” were Subtenant thereunder.
12.Indemnification; Exculpation
12.1Non-Liability Of Sublandlord. Sublandlord shall not be liable to Subtenant, and Subtenant hereby waives and releases all claims against Sublandlord and its partners, officers, directors, employees, trustees, successors, assigns, agents, servants, affiliates, representatives, and contractors (collectively, herein “Sublandlord Affiliates”) for injury or damage to any person or property occurring or incurred in connection with, or in any way relating to, the Premises. Without limiting the foregoing, neither Sublandlord nor any of the Sublandlord Affiliates shall be liable for and there shall be no abatement of Rent for (i) any damage to Subtenant’s property stored with or entrusted to Sublandlord or Sublandlord Affiliates, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever or from the acts or omissions of other sublessees, occupants or other visitors to the Premises or from any other cause whatsoever, or (iv) any latent or other defect in the Premises. Notwithstanding any provision of this Section 12.1 to the contrary, except where and to the extent any damage suffered by Subtenant is covered by Subtenant’s insurance, the waiver of liability contained in this Section 12.01 shall not apply to damage resulting directly from the gross negligence or willful misconduct of Sublandlord; provided, further, however, in no case shall Sublandlord ever be liable to Subtenant for (and Subtenant hereby waives any right to recover from Sublandlord for) any lost profits, business interruption or any form of consequential damage.
12.2Indemnification Of Sublandlord; Indemnification Of Master Landlord. Subtenant shall indemnify, defend, protect and hold Sublandlord, Master Landlord, Master Landlord’s managing agent, the employees of Master Landlord and the employees of Master Landlord’s managing agent harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities, including, without limitation, actual attorneys’ fees and costs, incurred or asserted in connection with (i) injury or damage to any person or property whatsoever arising out of or in connection with this Sublease, the Premises or Subtenant’s activities in or about the Premises including, without limitation, when such injury or damage has been caused in whole or in part by the act, negligence, fault or omission of Subtenant, its agents, servants, contractors, employees, representatives, licensees or invitees (provided, however that the indemnification provided in this Section 12.2(i) shall not apply to any injury or damage directly resulting from the gross negligence or willful misconduct of Sublandlord, its agents, employees and contractors), or (ii) any breach or default by Subtenant of its obligations under this Sublease. The provisions of this Section 12.2 shall survive the expiration or earlier termination of this Sublease.
12.3Master Landlord Default; Consents. Notwithstanding any provision of this Sublease to the contrary, (a) Sublandlord shall not be liable or responsible in any way for any loss, damage, cost, expense, obligation or liability suffered by Subtenant by reason or as the result of any breach, default or failure to perform by the Master Landlord under the Master Lease, including without limitation, in any case where services, utilities, repairs, maintenance or other performance is to be rendered by Master Landlord with respect to the Premises under the Master Lease and Master Landlord either fails to do so or does in an improper, negligent, inadequate or otherwise defective manner, and (b) whenever the consent or approval of Sublandlord and Master Landlord is required for a particular act, event or transaction (i) any such consent or approval by Sublandlord shall be subject to the consent or approval of Master Landlord and (ii) should Master Landlord refuse to grant such consent or approval, under all circumstances, Sublandlord shall be released from any obligation to grant its consent or approval. Except as is expressly provided to the contrary herein, Sublandlord shall have no obligation hereunder to provide services, utilities, repairs, maintenance or other performance (including, without limitation any of the same which is contemplated to be provided by Master Landlord under the Master Lease).
13.Miscellaneous.
13.1Counterparts. This Sublease may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. A signed copy of this Sublease, including by industry standard electronic signature software, delivered by facsimile, e-mail of a .pdf or other reliable means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease. Each party hereby waives any right to raise any defense or waiver based upon execution of this Sublease by means of such electronic signatures or maintenance of the executed agreement electronically or delivery by facsimile, e-mail of a .pdf or other reliable means of electronic transmission.

13.2Sole Agreement. This Sublease contains all of the understandings of the parties and all representations made by either party to the other are merged herein.
13.3Modification. This Sublease may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.
13.4Attorneys’ Fees. If either party hereto brings an action or other proceeding against the other to enforce, protect, or establish any right or remedy created under or arising out of this Sublease, the prevailing party shall be entitled to recover from the other party, all costs, fees and expenses, including, without limitation, attorneys’ fees, expenses, and disbursements incurred or sustained by such prevailing party in connection with such action or proceeding, and the prevailing party’s rights to recover its costs, fees and expenses, and any award thereof, shall be separate from, shall survive, and shall not be merged with any judgment.
13.5Binding Effect. This Sublease shall be binding on and inure to the benefit of the parties and their respective heirs, successors and assigns.
13.6Time Is Of Essence. Time is of essence in respect of each and every term, covenant and condition of this Sublease.
13.7Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of Massachusetts (without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Massachusetts).
13.8Representations And Warranties. Subtenant hereby represents and warrants to Sublandlord that (i) each person signing this Sublease on behalf of Subtenant is duly authorized to execute and delivery this Sublease on behalf of Subtenant, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Subtenant, (iii) Subtenant is duly organized and in good standing under the laws of Delaware and (iv) upon the execution and delivery of this Sublease, this Sublease shall be binding and enforceable against Subtenant in accordance with its terms.
Sublandlord hereby represents and warrants to Subtenant that (i) each person signing this Sublease on behalf of Sublandlord is duly authorized to execute and delivery this Sublease on behalf of Sublandlord, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the articles of incorporation, bylaws and other organizational documents of Sublandlord, (iii) Sublandlord is duly organized and in good standing under the laws of Delaware and (iv) upon the execution and delivery of this Sublease, this Sublease shall be binding and enforceable against Sublandlord in accordance with its terms.
13.9Confidentiality. Sublandlord and Subtenant hereby agree that the information contained in this Sublease shall be held in strict confidence and none of the terms or conditions contained herein shall be disclosed to any person or entity, other than Sublandlord’s and Subtenant’s respective attorneys, accountants, consultants, investors, and brokers, all of which who shall agree to the confidentiality of this Sublease, or to the extent required by applicable law, court order, or in any litigation in connection with this Sublease. Subtenant and its agents shall avoid discussing with, or disclosing to, any third parties (except those specifically listed above) any of the terms, conditions or particulars contained herein. This provision shall not be deemed breached if disclosure is required by applicable law or otherwise consented to in writing by the non-disclosing party. Nothing contained in this Sublease is intended to prohibit Sublandlord or Subtenant from filing this Sublease with the Securities and Exchange Commission (“SEC”) to the extent that such party is required to do so pursuant to applicable SEC requirements; provided, however, Subtenant acknowledges and agrees that it shall not (and is not permitted to) file a copy of the Master Lease as part of its SEC disclosures unless Master Landlord has consented to the same. In other words, unless Subtenant has received Master Landlord’s consent to submit the Master Lease, Subtenant must either remove or redact the Master Lease exhibit as part of any filing of this Sublease, the failure to comply shall be an immediate event of default under this Sublease entitled Sublandlord to any and all remedies available under this Sublease.
13.10 Publicity. Sublandlord and Subtenant each hereby acknowledge and agree that they shall not use, without the other party’s prior written approval, which may be withheld by the non-requesting party, in the non-requesting party’s sole discretion, the name of the non-requesting party and its affiliates, products, or any signs, markings, or symbols from which a connection to the non-requesting party, in non-requesting party’s absolute and sole discretion, may be reasonably inferred or implied, in any manner whatsoever, including without limitation, press releases, marketing materials, or advertisements.
[END OF SUBLEASE – SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hand to this Sublease on the date first above written.

SUBLANDLORD: CBRE, Inc., a Delaware corporation By: /s/ Chandra Dhandapani__________ Name: Chandra Dhandapani___________ Its: CAO___________________________
SUBTENANT: Praxis Precision Medicines, Inc., a Delaware corporation By: /s/ Marcio Souza_______________ Name: Marcio Souza________________ Its: CEO__________________________

EXHIBIT “A”
MASTER LEASE

EXHIBIT “B”
PREMISES

EXHIBIT “C”

LIST OF FF&E

EXHIBIT “D”

INSURANCE

EXHIBIT “E”
FORM OF LETTER OF CREDIT

FIRST AMENDMENT TO SUBLEASE AND FIFTH AMENDMENT TO LEASE WITH LANDLORD CONSENT

THIS FIRST AMENDMENT TO SUBLEASE (the “First Sublease Amendment”) is made and entered into this 23rd day of September, 2025 (the “First Sublease Amendment Effective Date”) by and between CBRE, Inc., a Delaware corporation (“Sublandlord”), and Praxis Precision Medicines, Inc., a Delaware corporation (“Subtenant”). This First Amendment to Sublease shall amend the sublease dated May 27th, 2021 between Sublandlord and Subtenant for the Master Premises known as approximately 25,445 rentable square feet of office space constituting the entire 30th floor located in the building commonly known as 99 High Street in Boston, Massachusetts.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above, the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.The Term of this Sublease is hereby extended for one (1) month (the “Sublease Extension Term”) commencing on February 1, 2026 (the “Sublease Extension Commencement Date”) and terminating on February 28, 2026.

2.Except as otherwise expressly provided herein, the Sublease Extension Term shall be on the same terms and conditions of the Sublease. Sublandlord and Subtenant acknowledge that Subtenant has accepted the Premises in “as-is” condition without representation or warranty from Sublandlord, and that Subtenant is currently occupying and in possession thereof. Sublandlord shall not be obligated to perform or pay for any work to prepare the Premises for Subtenant’s continued occupancy for the Sublease Extension Term.

3.Subtenant agrees to pay $112,382.08 in Base Rent for the Sublease Extension Term along with any other charges, fees, operating expenses, or any other costs Subtenant would be liable for per the Sublease.

Executed as a sealed instrument as of the First Sublease Amendment Effective Date set forth above.

SUBLANDLORD:

CBRE, INC., a Delaware corporation

By: /s/ Adam Weers
Name: Adam Weers
Its: SVP Corporate Real Estate & Procurement

SUBTENANT:

Praxis Precision Medicines, Inc., a Delaware corporation

By: /s/ Marcio Souza
Name: Marcio Souza
Its: President and CEO

99 HIGH STREET OWNER LLC
c/o Synergy
10 Post Office Square, Suite 300
Boston, Massachusetts 02109

September 25, 2025

Praxis Precision Medicines, Inc.
99 High Street
Boston, Massachusetts 02110

Re:    99 High Street, Boston, Massachusetts/License to Occupy Area on 30th Floor
Ladies and Gentlemen:
99 HIGH STREET OWNER LLC (“Licensor”), a Delaware limited liability company, has agreed to grant to PRAXIS PRECISION MEDICINES, INC. (“Licensee”), a Delaware corporation, a license to use and occupy the Licensed Area (as hereinafter defined) located on the 30th floor of the building (the “Building”) commonly known as 99 High Street in Boston, Massachusetts (collectively, together with the land on which the Building is located, the “Property”), subject to and in accordance with the provisions of this agreement (this “License Agreement”).
Accordingly, for $10.00 and other good and valuable consideration, the receipt, sufficiency, and delivery of which are acknowledged, Licensor and Licensee hereby agree as follows:
1.Licensed Area. Licensor hereby grants to Licensee a license to enter into and use the “Licensed Area” consisting of approximately 26,104 rentable square feet on the thirtieth (30th) floor of the Building, subject to and in accordance with the terms and conditions of this License Agreement. The Licensed Area is shown on the plan attached hereto as Exhibit A and incorporated herein by this reference. As an appurtenance to the Licensed Area, Licensee shall have the non-exclusive rights to use the areas designated by Licensor from time-to-time as common areas of the Building, in common with others and subject to such rules and regulations with respect thereto as may be adopted by Licensor from time-to-time.
2.Term. The term of this License Agreement (the “Term”) shall commence on March 1, 2026 (the “License Commencement Date”) and shall expire on March 31, 2027 (the “Expiration Date”), unless sooner terminated.
3.License Fee.
(a)Licensee shall pay to Licensor for the use of the Licensed Area, in lawful money of the United States, (i) a license fee (the “License Fee”) payable at the rate of $1,487,928.00 per annum (i.e., $57.00 per rentable square foot per annum), payable in equal monthly payments of $123,994.00, commencing on April 1, 2026 and thereafter on the first (1st) day of each succeeding calendar month during the Term, (ii) Licensee’s Proportionate Share (as hereinafter defined) of the Operating Expenses Excess (as hereinafter defined) and the Taxes Excess (as hereinafter defined), and (iii) all other amounts payable under this License Agreement at the times and in the manner set forth herein. Licensee shall not be obligated to pay the License Fee for the period of time between March 1, 2026 and March 31, 2026.
(b)All payments required to be made by Licensee under this License Agreement shall be made without any setoff, deduction, or counterclaim whatsoever and shall be made payable to and delivered to Licensor at Licensor’s address above or such address as Licensor may designate in writing.

(c)If the Term commences or ends other than on the last day of a calendar month, then the License Fee for the first or last fractional month of the Term, as applicable, shall be prorated on the basis of a 30-day month.
(d)Each installment of the License Fee and every other payment due hereunder from Licensee which is not paid when the same is due and payable shall bear interest from the date due at a per annum rate (the “Default Rate”) equal to 2% percent in excess of the Base Rate (as hereinafter defined). However, such interest shall only be payable on any such payment if Licensee shall fail to pay the same within five (5) days after the date the same is due hereunder (with interest accruing from the date due until the date paid). “Base Rate” shall mean the base rate (or its equivalent) of interest announced publicly from time to time by Bank of America, N.A. (or if Bank of America, N.A. ceases to exist, a money-center bank designated by Licensor in its reasonable discretion), but in no event in excess of the maximum rate of interest permitted by law.
4.Operating Expenses and Real Estate Taxes. If the Operating Expenses (defined below) for any calendar year during the Term exceed Base Operating Expenses (defined below), Licensee shall pay to Licensor, concurrent with each installment of the License Fee, an amount equal to Licensee’s Proportionate Share (defined below) of such excess (“Operating Expenses Excess”). If the Real Estate Taxes (defined below) for any tax fiscal year during the Term exceed Base Real Estate Taxes (defined below), Licensee shall pay to Licensor concurrent with each installment of the License Fee (“Taxes Additional Rent”) an amount equal to Licensee’s Proportionate Share of such excess (“Taxes Excess”). “Licensee’s Proportionate Share” shall be 3.57%. “Base Operating Expenses” means all Operating Expenses incurred or payable by Licensor during the 2026 calendar year. “Base Real Estate Taxes” means all Real Estate Taxes incurred or payable by Licensor during the 2027 tax fiscal year (commencing on July 1, 2026 and expiring on June 30, 2027). “Operating Expenses” means all costs, expenses and obligations incurred or payable by Licensor in connection with the operation, ownership, management, repair or maintenance of the Building and the Property during or allocable to the Term. “Real Estate Taxes” means any form of assessment, license fee, license tax, business license fee, levy, charge, improvement bond, tax, water and sewer rents and charges, utilities and communications taxes and charges or similar or dissimilar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, or any other governmental charge, general and special, ordinary and extraordinary, foreseen and unforeseen, which may be assessed against any legal or equitable interest of Licensor in the Premises, the Building or the Property.
5.[Intentionally Deleted].
6.Surrender of Licensed Area. Upon the expiration or any earlier termination of the Term of this License Agreement, Licensee shall remove all personal property, furniture, fixtures and equipment, and all computer and phone cabling and wiring, from the Licensed Area, repair any damage caused by said removal, and surrender and yield-up the Licensed Area free and clear of all tenants and occupants, vacant, broom-clean and free of personal property, in the condition required pursuant to the Existing Sublease, reasonable wear and tear excepted, reasonable wear and tear and damage from casualty excepted. If Licensee retains possession of the Licensed Area after the termination or expiration of the Term, then Licensee shall, at Licensor’s election, become a tenant at sufferance (and not a tenant at will), such possession shall be subject to immediate termination by Licensor at any time, and all of the other terms and provisions of this License Agreement shall be applicable during such holdover period, except that in addition to any other rights or remedies Licensor may have hereunder or at law or in equity, for each day during which Licensee holds over in the Licensed Area after Area after the termination or expiration of the Term, Licensee shall pay to Licensor a holdover charge, as follows: (i) for each day during which Licensee holds over in the Licensed Area after the Expiration Date or earlier termination of this License Agreement, through and including the day which is thirty (30) days thereafter, a per diem holdover charge calculated at a rate equal to 125% of the daily License Fee payable under this License Agreement for the last full calendar month of the Term; and (ii) if Licensee holds over in the Licensed Area for more than thirty (30) days after the Expiration Date or earlier termination of this License Agreement, from and after the date which is thirty-one (31) days after the Expiration Date or earlier termination of this License Agreement, a per diem holdover charge calculated at a rate equal to 200% of the License Fee payable under this License Agreement for the last full calendar month of the Term. No holding over by Licensee, whether with or without consent of Licensor, shall operate to extend the Term of this License Agreement.
7.Delivery, Condition of Licensed Area. Licensee currently occupies the Licensed Area pursuant to a sublease agreement (the “Existing Sublease”). Licensee is fully familiar with and has reviewed and inspected the Licensed Area. The Licensed Area shall be delivered to Licensee, and Licensee agrees to accept the Licensed Area, in its “as is,” “where is” and “with all faults” condition as of the date of delivery thereof. Licensor does not have any obligation to perform any work or alterations, to provide any allowances, or otherwise to prepare the Licensed Area for Licensee’s use and occupancy.
8.Alterations. Licensee shall not make or permit to be made any alterations, installations, improvements, additions or other physical changes (collectively, “Alterations”) in or about the Licensed Area without Licensor’s prior written consent in each instance, which consent will not be unreasonably withheld, conditioned, or delayed. Without limitation, prior to making any Alteration, Licensee shall submit detailed plans and specifications for such proposed Alteration to Licensor for its approval. Licensee, at its expense, shall discharge any lien or charge recorded or filed against the Building in connection with any work performed or claimed to have been performed by or on behalf of, or materials furnished or claimed to have been furnished to, Licensee, within ten (10) business days after Licensee’s receipt of notice thereof by payment, filing a lien bond, or otherwise in accordance with applicable Requirements (as hereinafter defined).
9.No Liability. Licensor shall have no liability or responsibility to Licensee, and Licensee shall have no claim against Licensor, for any damage or loss incurred by Licensee with respect to personal property located in the Licensed Area, except to the extent such damage or loss is caused by Licensor’s negligence or willful misconduct (subject, however, to the provisions of Section 13(b)).
10.Maintenance. Licensee shall, at Licensee’s sole cost and expense, maintain and repair the Licensed Area, in at least the condition which exists on the License Commencement Date, customary wear and tear and damage from casualty excepted.
11.Use. Licensee may use the Licensed Area for the operation of first-class business offices consistent with the first-class standards of the Building, and for no other purpose.
12.Access. Licensor and Licensor’s agents shall have the right, from time to time throughout the Term, to enter any portion of the Licensed Area as follows: (i) at all reasonable times during normal business hours, on providing not less than twenty-four (24) hours prior notice to Licensee, which notice may be verbal or by email, to examine the Licensed Area, and to perform maintenance and repairs; (ii) at any time in case of emergency (when such prior notice shall not be required); and (iii) at all reasonable times during normal business hours, on providing not less than twenty-four (24) hours prior notice to Licensee, which notice may be verbal or by email, to show the Licensed Area to prospective tenants or occupants; provided, however, during the initial seven (7) months of the Term, such access to show the Licensed Area to prospective tenants or occupants shall be subject to the prior consent of Licensee (which consent will not be unreasonably withheld, conditioned, or delayed).
13.Requirements of Law. In connection with the use and/or occupancy of the Licensed Area, Licensee and its agents, representatives, contractors and all those acting by, through and under Licensee shall comply with all applicable governmental laws, rules, orders, ordinances, regulations, and codes applicable to the use and/or occupancy of the Licensed Area (collectively, “Requirements”).
14.Services.
(a)Licensor shall provide heating, ventilation and air conditioning (“HVAC”) service from 8:00 a.m. to 6:00 p.m. on weekdays (except for holidays), and from 8:00 a.m. to 1:00 p.m. on Saturdays, consistent with the level of service currently provided by Licensor for the Building. If Licensor furnishes HVAC service during overtime periods, then Licensee shall pay to Licensee the then-applicable overtime HVAC charges established by Licensor from time-to-time. Licensee shall pay to Licensor all such overtime HVAC charges on a timely basis, and in all events within thirty (30) days after delivery of a bill therefor.
(b)Licensee shall have the right to use the lights and electrical outlets presently existing in the Licensed Area. Licensor has installed a submeter to measure Licensee's consumption of electricity in the Licensed Area. Licensee shall pay to Licensor all charges and fees for such electricity on a timely basis, and in all events within thirty (30) days after delivery of a bill therefor. Licensee shall not use any electrical equipment which overloads such electrical installations.
(c)Licensor shall cause the Licensed Area to be cleaned and for trash to be removed from the Licensed Area, in accordance with the usual practices of Licensor for the Building. Licensor’s cleaning contractor and its employees shall have access to the Licensed Area as required in order to perform such services.
(d)Licensee will be responsible for the costs and expenses of all cable, internet, and WIFI services provided to the Licensed Area. If and to the extent such services are provided by Licensor, then Licensee shall pay to Licensor or the service provider, as applicable, all charges and fees for such cable, internet, and WIFI services, on a timely basis, and in all events within thirty (30) days after delivery of invoices for such charges.
(e)Except as expressly set forth in this Section 12, Licensor shall have no obligation to supply any other services to the Licensed Area. Licensor shall not be liable in any way to Licensee for any failure, defect or interruption of, or change in the supply, character and/or quantity of, any services furnished to the Licensed Area for any reason, nor shall there be any allowance to Licensee for a diminution of value, nor shall the same constitute an actual or constructive eviction of Licensee, in whole or in part, or relieve Licensee from any of its obligations under this License, and no liability shall arise on the part of Licensor by reason of inconvenience, annoyance or injury to business. Licensor reserves the right to suspend or interrupt any services when necessary by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements which in Licensor’s judgment which are desirable or necessary to be made. Licensor shall use reasonable efforts to minimize interference with Licensee’s use and occupancy of the Licensed Area as a result of any such suspension or interruption of service. The exercise of any such right or the occurrence of any such failure by Licensor shall not constitute an actual or constructive eviction, in whole or in part, entitle Licensee to any compensation, abatement or diminution of obligations to timely pay the fees and charges for services provided to the Licensed Area pursuant to this Section 12, or relieve Licensee from any of its obligations under this License, or impose any liability upon Licensor or Licensor’s managing agent by reason of inconvenience to Licensee, or interruption of Licensee’s business, or otherwise. Licensor shall not be liable in any way to Licensee for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric or water service furnished to the Licensed Area for any reason, excepting only to the extent caused by the negligence or willful misconduct of Licensor.
15.Insurance and Indemnity.
(a)Licensee, at its expense, shall obtain or cause to be obtained and maintained during the Term policies of commercial general public liability and property damage insurance, in such amounts and with such coverages as may be required by Licensor from time-to-time. Evidence of each renewal or replacement of each policy shall be delivered by Licensee to Licensor at least thirty (30) days prior to the expiration of such policy. All insurance required to be carried by Licensee pursuant to the terms of this License (i) shall contain a provision that (A) no act or omission of Licensee shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained and (B) the policy shall not be cancellable and/or no material change in coverage shall be made thereto unless Licensor shall have received thirty (30) days’ prior notice of such cancellation or material change by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the Commonwealth of Massachusetts, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating of “A-” and a “Financial Size Category” of at least “X” or better, or if such ratings are not then in effect, the equivalent thereof or such other financial rating as Licensor may at any time consider appropriate. On or prior to the License Commencement Date, Licensee shall deliver to Licensor appropriate policies of insurance, including evidence of waivers of subrogation, required to be carried by Licensee pursuant to this Section

13. Evidence of each renewal or replacement of a policy shall be delivered by Licensee to Licensor at least ten (10) days prior to the expiration of such policy.
(b)Licensor and Licensee shall each procure an appropriate clause in or endorsement to any property insurance covering the Building and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery. Licensor and Licensee agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards, to the extent covered by the property insurance carried by that party. Licensee acknowledges that Licensor shall not carry insurance on, and shall not be responsible for any loss or damage to the furniture, fixtures or other personal property of Licensee or any loss suffered by Licensee due to interruption of Licensee’s business.
(c)Excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15, Licensee shall indemnify, defend, protect and hold harmless each of Licensor, Licensor’s managing agent for the Building, any mortgagees of Licensor, and each of Licensor’s and such persons or entities respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, invitees, servants, agents and representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Licensed Area or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies (“Losses”), resulting from any claims (i) against the Indemnitees arising from any negligence or willful misconduct of Licensee or any employee, agent, contractor, officer, partner, licensee or invitee of Licensee, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Licensed Area, or (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this License Agreement on the part of Licensee to be fulfilled, kept, observed or performed. The foregoing shall not limit or detract from the waiver of subrogation set forth in Section 13(b).
16.Assignment/Occupancy. Licensee shall not, directly or indirectly, assign or transfer Licensee’s rights or delegate Licensee’s duties under this License Agreement (whether by operation of law, transfer of interest in Licensee or otherwise) or permit the Licensed Area or any part thereof to be occupied or used by any other person or entity, without the prior written consent on Licensor in each instance in its sole discretion Licensee (which consent will not be unreasonably withheld). Any assignment or transfer contrary to the provisions of this Section 14 shall be void.
17.Casualty and Condemnation. If the Licensed Area or any other portion of the Building is materially damaged by fire or other casualty or is taken by eminent domain, Licensor and Licensee shall each have the option, within thirty (30) days of the occurrence of such event, to terminate this License Agreement by giving Licensee a notice of such termination to the other party. If either Licensor or Licensee elects to terminate this License Agreement as aforesaid, this License Agreement shall expire after such notice is given and Licensee shall vacate the Licensed Area and surrender same to Licensor.
18.Default. Each of the following events shall be an “Event of Default” under this License Agreement: (a) if Licensee shall fail to pay any installment of the License Fee or other amounts payable under this License Agreement when due and such failure is not cured within five (5) days after delivery of notice thereof to Licensee, or (b) if Licensee shall fail to comply with any of Licensee’s other obligations under this License Agreement and such non-compliance continues for more than ten (10) business days after notice by Licensor to Licensee of such non-compliance. Upon the occurrence of one or more Events of Default, in addition to any and all other rights or remedies provided in this License Agreement or which Licensor may have at law, in equity, or otherwise, Licensor may elect to terminate this License Agreement upon notice to Licensee, and upon the giving of such notice this License Agreement shall terminate, and Licensee shall immediately quit and surrender the Licensed Area as required hereby after receipt of said notice.

19.License Agreement and Not a Lease. This License Agreement is not to be construed as in any way granting to Licensee any leasehold or other real property interest in the Licensed Area. This License Agreement merely grants to Licensee a license to enter upon and use the Licensed Area in accordance with the terms hereof and shall not be deemed to grant to Licensee a leasehold or other real property interest in the Licensed Area.
20.Limitation of Liability. Notwithstanding any provision contained in this License Agreement to the contrary, the liability of the Licensor for its obligations under this License Agreement shall be limited to the interests of Licensor in the Building. In no event shall any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Licensor, direct or indirect, disclosed or undisclosed, be personally liable for any debts, liabilities or obligations of Licensor, or for any claims against Licensor, arising out of or resulting from this License Agreement. Any such debts, obligations, liabilities or claims shall be satisfied solely out of the interests of Licensor in the Building. In no event shall any personal judgment be sought or obtained against any partner, member, manager, shareholder, director, officer, principal, employee, agent, or owner of Licensor, direct or indirect, disclosed or undisclosed.
21.Bills and Notices. All bills, statements, consents, notices, demands, requests or other communications given or required to be given under this License Agreement shall be in writing and shall be deemed sufficiently given or rendered only if sent by hand (against an affidavit of delivery), by a nationally recognized overnight courier (against a receipt of delivery) or by registered or certified mail (return receipt requested) addressed as follows: (i) to the Licensee, at the Licensed Area; and (ii) to the Licensor, at its address set forth above, with copies to Licensor, Attn: Asset Management. and to Goulston & Storrs PC, One Post Office Square, Boston, Massachusetts 02109, Attn: Frank E. Litwin, or to such other address(es) as Licensor may designate as its new address(es) for such purpose by notice given in accordance with the provisions of this Section 21. With respect to notices to Licensee, such notices shall be addressed to the address set forth above, with a copy to Licensee at the Licensed Area, or to such other address(es) as Licensee may designate as its new address(es) for such purpose by notice given in accordance with the provisions of this Section 21. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it is hand delivered or on the date of delivery as indicated by the receipt in the case of overnight delivery or by the return receipt in the case of mailing, or on the date delivery is first attempted and is refused or cannot be made because of a change in address for which no notice was given.
22.No Consequential Damages. In no event and under no circumstances shall either party be liable to the other party for consequential, incidental, or punitive damages, of any kind or description.
23.No Representations. Licensee acknowledges that Licensor has made no warranties, representations, statements or promises with respect to (i) the rentable area of the Licensed Area, (ii) compliance of the Licensed Area with applicable Requirements, or (iii) the suitability of the Licensed Area for any particular use or purpose.
24.Miscellaneous.
(a)This License Agreement may be executed by electronic signatures, each of which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This License Agreement may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this License Agreement delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.
(b)This License Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts. Licensee agrees that all disputes arising, directly or indirectly, out of or relating to this License, and all actions to enforce this License, shall be dealt with and adjudicated in the state courts of the Commonwealth of Massachusetts or the federal courts for the Commonwealth of Massachusetts; and for that purpose Licensee expressly and irrevocably submits itself to the jurisdiction of such courts. Licensee agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this License, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. Licensee further agrees that judgment against it in any such action or proceeding shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness. To the extent that Licensee has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Licensee irrevocably waives such immunity in respect of its obligations under this License. This License Agreement contains the entire agreement between the parties with respect to the Licensed Area and all prior negotiations and agreements are merged into this License Agreement. This License Agreement may not be modified or amended, nor any of its provisions waived, except by a written instrument executed by both Licensor and Licensee.
(c)The submission of this document for examination and negotiation does not constitute an offer to license, or a reservation or option. This License Agreement shall not be binding upon Licensor or Licensee unless and until Licensor shall have delivered a fully executed counterpart of this License Agreement to Licensee.
(d)If any term or provision of this License Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this License Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this License Agreement shall be valid and be enforced to the fullest extent permitted by law. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this License Agreement.
(e)Failure on the part of either party to complain of any action or inaction on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Licensor to or of any action by Licensee requiring the Licensor’s consent or approval shall not be deemed to waive or render unnecessary the Licensor’s consent or approval to or of any subsequent similar act by Licensee. No payment by Licensee, or acceptance by Licensor, of a lesser amount than shall be due from Licensee to Licensor shall be treated otherwise than as a payment on account (and any endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect).
(f)Licensee represents and warrants to Licensor that Licensee has not dealt with any broker or other person in connection with this License other than Jones Lang LaSalle Americas, Inc. (the “Broker”). Licensor will be responsible for payment of all commissions or fees, if any, payable to the Broker in connection with this License Agreement. Licensor represents and warrants to Licensee that Licensor has not dealt with any broker or other person in connection with this License Agreement other than the Broker. Licensee shall indemnify and hold Licensor harmless from and against any and all claims for commission, fee, reimbursement for expenses, or other compensation by any broker or person other than the Broker who claims to have dealt with Licensee in connection with this License Agreement and for any and all costs incurred by Licensor in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. Licensor shall indemnify and hold Licensee harmless from and against any and all claims for commission, fee, reimbursement for expenses, or other compensation by any broker or person who claims to have dealt with Licensor in connection with this License Agreement and for any and all costs incurred by Licensee in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. This subsection (f) shall survive the expiration or earlier termination of the Term of this License Agreement.

(g)    Licensor will install Building-standard signage identifying Licensee at the entry door to the Licensed Area. In addition, Licensor will provide for a listing for the company name of Licensee in the lobby directory on the first (1st) floor of the Building.
(h)    During the Term, Licensee shall be entitled to contract for up to, but not in excess of, six (6) parking spaces located in the parking garage beneath the Building (the “Parking Area”). The monthly rent per parking space shall be the prevailing rate charged from time to time by Licensor or the parking garage operator, as the case may be. Licensor’s failure or inability to provide any such parking spaces, whether because of casualty, eminent domain or for any other reason beyond Licensor’s reasonable control, shall not constitute a breach of any of Licensor’s obligations under this License Agreement and shall in no event entitle Licensee to terminate this License Agreement or to any compensation, damages or other claim against Licensor. The Parking Area is operated on a self-parking basis and no specific parking spaces will be reserved for use exclusively by Licensee. Licensor does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Parking Area or to any personal property located therein, or for any injury sustained by any person in or about the Parking Area.
(Signatures on following page)

Please confirm your agreement with the foregoing by executing this agreement where indicated below.
99 HIGH STREET OWNER LLC,
a Delaware limited liability company

By:    /s/ David Greaney
    Name: David Greaney
    Title: Manager

PRAXIS PRECISION MEDICINES, INC.,
a Delaware corporation

By:    /s/ Marcio Souza
    Name:    Marcio Souza
    Title:    President and CEO

EXHIBIT A
LICENSED AREA